JETBLUE AIRWAYS REPORTS AUGUST TRAFFIC

New York, NY (September 13, 2017) -- JetBlue Airways Corporation (NASDAQ: JBLU) reported its preliminary traffic results for August 2017. Traffic in August increased 5.0 percent from August 2016, on a capacity increase of 5.4 percent. Load factor for August 2017 was 87.1 percent, a decrease of 0.3 points from August 2016. JetBlue’s preliminary completion factor was 97.8 percent and its on-time (1) performance was 68.1 percent. JetBlue continues to expects revenue per available seat mile (RASM) growth to range between (1.0) and 1.0 percent compared to the third quarter of 2016. RASM guidance does not include any impact of Hurricane Irma.

"Our thoughts go to all those affected by Irma, including our crewmembers and customers throughout the Caribbean and in Florida who have been impacted," said Robin Hayes, president and CEO, JetBlue. "Our focus remains on deploying assistance to our crewmembers and resuming operations safely. We will update the market on the operational and financial impact of Irma in the coming weeks."

JETBLUE AIRWAYS TRAFFIC RESULTS

	August 2017	August 2016	% Change
Revenue passenger miles (000)	4,423,182	4,211,755	5.0%
Available seat miles (000)	5,077,985	4,820,083	5.4%
Load factor	87.1%	87.4%	(0.3) pts.
Revenue passengers	3,699,807	3,505,253	5.6%
Departures	31,794	30,162	5.4%
Average stage length (miles)	1,076	1,097	(1.9)%

	Y-T-D 2017	Y-T-D 2016	% Change
Revenue passenger miles (000)	32,432,253	31,001,452	4.6%
Available seat miles (000)	38,042,092	36,296,137	4.8%
Load factor	85.3%	85.4%	(0.1) pts.
Revenue passengers	27,476,236	25,812,859	6.4%
Departures	239,840	226,751	5.8%
Average stage length (miles)	1,075	1,103	(2.5)%

(1) The U.S. Department of Transportation considers on-time arrivals to be those domestic flights arriving within 14 minutes of schedule.
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 38 million customers a year to 101 cities in the U.S., Caribbean, and Latin America with an average of 1,000 daily flights. For more information please visit jetblue.com.

CONTACTS

JetBlue Investor Relations
Tel: +1 718 709 2202
ir@jetblue.com

JetBlue Corporate Communications
Tel: +1 718 709 3089
corpcomm@jetblue.com